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                                                                    Exhibit 2.7

                 INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

                                     between

                              SARA LEE CORPORATION

                                       and

                                   COACH, INC.



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                                TABLE OF CONTENTS

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ARTICLE I MUTUAL RELEASES; INDEMNIFICATION.............................................1
               Section 1.1          Release of Pre-Separation Date Claims..............1
               Section 1.2          Indemnification by Coach...........................2
               Section 1.3          Indemnification by Sara Lee........................3
               Section 1.4          Indemnification With Respect to Environmental
                                     Actions and Conditions............................4
               Section 1.5          Reductions for Insurance Proceeds
                                     and Other Recoveries .............................5
               Section 1.6          Procedures for Defense, Settlement and
                                     Indemnification of Third Party Claims.............7
               Section 1.7          Additional Matters.................................8
               Section 1.8          Survival of Indemnities............................9

ARTICLE II INSURANCE MATTERS..........................................................10
               Section 2.1          Coach Insurance Coverage During
                                     the Insurance Transition Period..................10
               Section 2.2          Cooperation; Payment of Insurance
                                     Proceeds to Coach; Agreement
                                     Not to Release Carriers..........................10
               Section 2.3          Coach Insurance Coverage After the Insurance
                                     Transition Period................................11
               Section 2.4          Responsibilities for Deductibles and/or
                                     Self-insured Obligations.........................12
               Section 2.5          Procedures With Respect to Insured
                                     Coach Liabilities................................12
               Section 2.6          Insufficient Limits of Liability for Sara Lee
                                     Liabilities and Coach Liabilities................12
               Section 2.7          Cooperation.......................................14
               Section 2.8          No Assignment or Waiver...........................14
               Section 2.9          No Liability......................................15


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               Section 2.10         Additional or Alternate Insurance.................15
               Section 2.11         Further Agreements................................15
               Section 2.12         Matters Governed by Employee Matters
                                     Agreement........................................15

ARTICLE III MISCELLANEOUS.............................................................15
               Section 3.1          Entire Agreement..................................15
               Section 3.2          Governing Law and Jurisdiction....................16
               Section 3.3          Termination.......................................16
               Section 3.4          Dispute Resolution................................16
               Section 3.5          Notices...........................................17
               Section 3.6          Parties in Interest...............................18
               Section 3.7          Other Agreements Evidencing
                                     Indemnification Obligations......................18
               Section 3.8          Counterparts......................................19
               Section 3.9          Assignment........................................19
               Section 3.10         Severability......................................19
               Section 3.11         Failure or Indulgence Not Waiver..................19
               Section 3.12         Amendment.........................................19
               Section 3.13         Authority.........................................20
               Section 3.14         Interpretation....................................20

ARTICLE IV DEFINITIONS................................................................20
               Section 4.1          AAA...............................................20
               Section 4.2          Action............................................20
               Section 4.3          Affiliated Company................................20
               Section 4.4          Ancillary Agreements..............................20
               Section 4.5          Assets............................................21
               Section 4.6          Assignment Agreement..............................21
               Section 4.7          Coach Affiliate...................................21
               Section 4.8          Coach Assets......................................21
               Section 4.9          Coach Business....................................21
               Section 4.10         Coach Covered Parties.............................21
               Section 4.11         Coach Facilities..................................21
               Section 4.12         Coach Group.......................................21
               Section 4.13         Coach Indemnitees.................................21
               Section 4.14         Coach Liabilities.................................21
               Section 4.15         Contract..........................................22
               Section 4.16         Dispute...........................................22
               Section 4.17         Dispute Resolution Commencement Date..............22

                                       -ii-
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               Section 4.18         Distribution......................................22
               Section 4.19         Distribution Date.................................22
               Section 4.20         Employee Matters Agreement........................22
               Section 4.21         Environmental Actions.............................22
               Section 4.22         Environmental Conditions..........................22
               Section 4.23         Environmental Laws................................23
               Section 4.24         Final Determination...............................23
               Section 4.25         Governmental Authority............................23
               Section 4.26         Hazardous Materials...............................23
               Section 4.27         Indemnifying Party................................23
               Section 4.28         Indemnitee........................................23
               Section 4.29         Insurance Policies................................23
               Section 4.30         Insurance Proceeds................................23
               Section 4.31         Insurance Transition Period.......................24
               Section 4.32         Insured Coach Liability...........................24
               Section 4.33         IPO...............................................24
               Section 4.34         IPO Closing Date..................................24
               Section 4.35         IPO Liabilities...................................24
               Section 4.36         IPO Registration Statement........................24
               Section 4.37         Lemelson Litigation...............................24
               Section 4.38         Liabilities.......................................25
               Section 4.39         Loss and Losses...................................25
               Section 4.40         Person............................................25
               Section 4.41         Release...........................................25
               Section 4.42         Sara Lee Affiliate................................25
               Section 4.43         Sara Lee Business.................................25
               Section 4.44         Sara Lee Facilities...............................25
               Section 4.45         Sara Lee Group....................................26
               Section 4.46         Sara Lee Guarantee................................26
               Section 4.47         Sara Lee Indemnitees..............................26
               Section 4.48         Sara Lee Portions.................................26
               Section 4.49         Securities Act....................................26
               Section 4.50         Separation........................................26
               Section 4.51         Separation Agreement..............................26
               Section 4.52         Separation Date...................................26
               Section 4.53         Shared Coach Percentage...........................26
               Section 4.54         Shared Percentage.................................27
               Section 4.55         Shared Sara Lee Percentage........................27
               Section 4.56         Subsidiary........................................27
               Section 4.57         Tax Sharing Agreement.............................27


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               Section 4.58         Tax and Taxes.....................................27
               Section 4.59         Third Party Claim.................................27






































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Schedule 2.1(a)  Insurance Policies...................................................29
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                 INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

               This Indemnification and Insurance Matters Agreement (this "Agreement") is dated as of August 24, 2000 between Sara Lee Corporation, a Maryland corporation ("Sara Lee"), and Coach, Inc., a Maryland corporation ("Coach"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Article IV below.

                                     RECITALS

               WHEREAS, Sara Lee has transferred or will transfer to Coach effective as of the Separation Date, substantially all of the Assets of the Coach Business in accordance with the Master Separation Agreement dated as of August 24, 2000 between Sara Lee and Coach (the "Separation Agreement").

               WHEREAS, the parties desire to set forth certain agreements regarding indemnification and insurance.

               NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                     ARTICLE I

                         MUTUAL RELEASES; INDEMNIFICATION

        Section 1.1 RELEASE OF PRE-SEPARATION DATE CLAIMS.

               (a) COACH RELEASE. Except as provided in Section 1.1(c), effective as of the Separation Date, Coach does hereby, for itself and as agent for each member of the Coach Group, remise, release and forever discharge the Sara Lee Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement any of the Separation, the IPO and any Distribution.

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               (b) SARA LEE RELEASE. Except as provided in Section 1.1(c), effective as of the Separation Date, Sara Lee does hereby, for itself and as agent for each member of the Sara Lee Group, remise, release and forever discharge the Coach Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including in connection with the transactions and all other activities to implement any of the Separation, the IPO and any Distribution.

               (c) NO IMPAIRMENT. Nothing contained in Section 1.1(a) or
Section 1.1(b) shall limit or otherwise affect any party's rights or obligations pursuant to or contemplated by the Separation Agreement or any other Ancillary Agreement (including this Agreement), in each case in accordance with its terms, including, without limitation, any obligations relating to indemnification, Coach's assumption of the Coach Liabilities and any Insurance Proceeds under any Sara Lee Insurance Policies relating to the Coach Business which Coach is entitled to be paid.

               (d) NO ACTIONS AS TO RELEASED PRE-SEPARATION DATE CLAIMS. Coach agrees, for itself and as agent for each member of the Coach Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Sara Lee or any member of the Sara Lee Group, or any other Person released pursuant to Section 1.1(a), with respect to any Liabilities released pursuant to Section 1.1(a). Sara Lee agrees, for itself and as agent for each member of the Sara Lee Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Coach or any member of the Coach Group, or any other Person released pursuant to Section 1.1(b), with respect to any Liabilities released pursuant to Section 1.1(b).

               (e) FURTHER INSTRUMENTS. At any time, at the request of any other party, each party shall cause each member of its respective Sara Lee Group or Coach Group, as applicable, to execute and deliver releases reflecting the provisions hereof.

        Section 1.2 INDEMNIFICATION BY COACH. Except as otherwise provided in this Agreement, Coach shall, for itself and as agent for each member of the Coach Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Sara Lee Indemnitees from and against, and shall reimburse such Sara Lee Indemnitees with respect to, any and all Losses that any third party seeks to

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impose upon the Sara Lee Indemnitees, or which are imposed upon the Sara Lee
Indemnitees, and that result from, relate to or arise, whether prior to or following the Separation Date, out of or in connection with any of the following items (without duplication):

                      (i)    any Coach Liability;

                      (ii) any breach by Coach or any member of the Coach Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement); and

                      (iii) any IPO Liabilities, other than the Sara Lee
        Portions.

In the event that any member of the Coach Group makes a payment to the Sara Lee Indemnitees hereunder, and any of the Sara Lee Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Sara Lee), Sara Lee will promptly repay (or will procure a Sara Lee Indemnitee to promptly repay) such member of the Coach Group the amount by which the payment made by such member of the Coach Group exceeds the actual cost of the associated indemnified Liability. This Section 1.2 shall not apply to any Liability indemnified under Section 1.4.

        Section 1.3 INDEMNIFICATION BY SARA LEE. Except as otherwise provided in this Agreement, Sara Lee shall, for itself and as agent for each member of the Sara Lee Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Coach Indemnitees from and against, and shall reimburse such Coach Indemnitee with respect to, any and all Losses that any third party seeks to impose upon the Coach Indemnitees, or which are imposed upon the Coach Indemnitees, and that result from, relate to or arise, whether prior to or following the Separation Date, out of or in connection with any of the following items (without duplication):

                      (i) any Liability of the Sara Lee Group other than the Coach Liabilities, any Liability for Taxes (which are governed solely by the Tax Sharing Agreement) and all Liabilities arising out of the operation or conduct of the Sara Lee Business;

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                      (ii) any breach by Sara Lee or any member of the Sara Lee
        Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement); and

                      (iii) any IPO Liabilities with respect to the Sara Lee Portions only.


In the event that any member of the Sara Lee Group makes a payment to the Coach Indemnitees hereunder, and any of the Coach Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Coach), Coach will promptly repay (or will procure a Coach Indemnitee to promptly repay) such member of the Sara Lee Group the amount by which the payment made by such member of the Sara Lee Group exceeds the actual cost of the indemnified Liability. This Section 1.3 shall not apply to any Liability indemnified under Section 1.4.

        Section 1.4 INDEMNIFICATION WITH RESPECT TO ENVIRONMENTAL ACTIONS AND CONDITIONS.

               (a) INDEMNIFICATION BY COACH. Coach shall, for itself and as agent for each member of the Coach Group, indemnify, defend and hold harmless the Sara Lee Indemnitees from and against any and all Environmental Actions relating to, arising out of or resulting from any of the following items:

                      (i) Environmental Conditions arising out of operations occurring on or after the Separation Date at any of the Coach Facilities;

                      (ii) Except to the extent arising out of the operations of the Sara Lee Group on and after the Separation Date, Environmental Conditions existing on, under, about or in the vicinity of any of the Coach Facilities arising from an event causing contamination to the extent occurring on or after the Separation Date (including any Release of Hazardous Materials occurring after the Separation Date that migrates to any of the Coach Facilities);

                      (iii) the violation of Environmental Law as a result of the operation of any of the Coach Facilities on or after the Separation Date; and

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                      (iv) Environmental Conditions at any third-party site to
        the extent liability arises from Hazardous Materials generated at any Coach Facility on or after the Separation Date.

               (b) INDEMNIFICATION BY SARA LEE. Sara Lee shall, for itself and as agent for each member of the Sara Lee Group, indemnify, defend and hold harmless the Coach Indemnitees from and against any and all Environmental Actions relating to, arising out of or resulting from any of the following items:

                      (i) Environmental Conditions (x) existing on, under, about or in the vicinity of any of the Coach Facilities prior to the Separation Date, or (y) arising out of operations occurring before the Separation Date at any of the Coach Facilities;

                      (ii) Except as arising out of the operations of the Coach Group on and after the Separation Date, Environmental Conditions on, under, about or arising out of operations occurring at any time, whether before or after the Separation Date, at any of the Sara Lee Facilities;

                      (iii) the violation of Environmental Law as a result of the operation of any of the Coach Facilities prior to the Separation Date; and

                      (iv) Environmental Conditions at any third- party site to the extent liability arises from Hazardous Materials generated at any Coach Facility prior to the Separation Date.

               (c) AGREEMENT REGARDING PAYMENTS TO INDEMNITEE. In the event an Indemnifying Party makes any payment to or on behalf of an Indemnitee with respect to an Environmental Action for which the Indemnifying Party is obligated to indemnify under this Section 1.4, and the Indemnitee subsequently receives any payment from a third party on account of the same financial obligation covered by the payment made by the Indemnifying Party for that Environmental Action or otherwise diminishes the financial obligation, the Indemnitee will promptly pay the Indemnifying Party the amount by which the payment made by the Indemnifying Party exceeds the actual cost of the financial obligation.

        Section 1.5 REDUCTIONS FOR INSURANCE PROCEEDS AND OTHER RECOVERIES.

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               (a) INSURANCE PROCEEDS. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Sections 1.2, 1.3 or 1.4, as applicable, shall be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Loss. The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of any indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party shall make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for Insurance Proceeds or against such third party. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be
(i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee has received the payment required by this Agreement from an Indemnifying
Party in respect of any indemnifiable Loss and later receives Insurance Proceeds or other amounts in respect of such indemnifiable Loss, then such Indemnitee shall hold such Insurance Proceeds or other amounts in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such Insurance Proceeds or other amounts received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable Loss (or, if there is more than one Indemnifying Party, the Indemnitee shall pay each Indemnifying Party, its proportionate share (based on payments received from the Indemnifying Parties) of such Insurance Proceeds).

               (b) TAX COST/TAX BENEFIT. The amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnitee pursuant to Sections 1.2, 1.3 or 1.4, as applicable, shall be (i) increased to take account of any net Tax cost incurred by the Indemnitee arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnitee arising from incurring or paying such loss or other liability. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified Loss. Any indemnification

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payment hereunder shall initially be made without regard to this Section
1.5(b) and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any Final Determination with respect to the Indemnitee's liability for Taxes, and payments between such indemnified parties to reflect such adjustment shall be made if necessary.

        Section 1.6 PROCEDURES FOR DEFENSE, SETTLEMENT AND INDEMNIFICATION OF THIRD PARTY CLAIMS.

               (a) NOTICE OF CLAIMS. If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Sara Lee Group or the Coach Group of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification, Sara Lee and Coach (as applicable) will ensure that such Indemnitee shall give such Indemnifying Party written notice thereof within 30 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 1.6(a) shall not relieve the related Indemnifying Party of its obligations under this Article I, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.

               (b) DEFENSE BY INDEMNIFYING PARTY. An Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim, to the extent that it wishes, at its cost, risk and expense, to assume the defense thereof, with counsel reasonably satisfactory to the party seeking indemnification. After timely notice from the Indemnifying Party to the Indemnitee of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification for any legal expenses of other counsel or any other expenses subsequently incurred by Indemnitee in connection with the defense thereof. The Indemnitee agrees to cooperate in all reasonable respects with the Indemnifying Party and its counsel in the defense against any Third Party Claim. The Indemnifying Party

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shall be entitled to compromise or settle any Third Party Claim as to which it is providing indemnification, which compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably withheld.

               (c) DEFENSE BY INDEMNITEE. If an Indemnifying Party fails to assume the defense of a Third Party Claim within 30 calendar days after receipt of notice of such claim, Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account of the Indemnifying Party subject to the limitations as set forth in this Section 1.6; PROVIDED, HOWEVER, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnitee assumes the defense of any Third Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall reimburse all such costs and expenses of the Indemnitee in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which consent will not be unreasonably withheld.

        Section 1.7 ADDITIONAL MATTERS.

               (a) COOPERATION IN DEFENSE AND SETTLEMENT. With respect to any Third Party Claim that implicates both Coach and Sara Lee in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities set forth in the Separation Agreement, this Agreement or any of the Ancillary Agreements, the parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, associate counsel to assist in the defense of such claims.

               (b) PRE-SEPARATION ACTIONS. Sara Lee may, in its sole discretion have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions pending at the Separation Date relating to or arising in connection with, in any manner (other then solely with respect to or solely in connection with) the Coach Business, the Coach Assets or the Coach Liabilities if

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Sara Lee or a member of the Sara Lee Group is named as a party thereto;
PROVIDED, HOWEVER, that Sara Lee must obtain the written consent of Coach, such consent not to be unreasonably withheld, to settle or compromise or consent to the entry of judgment with respect to such Action. After any such compromise, settlement, consent to entry of judgment or entry of judgment, Sara Lee shall reasonably and fairly allocate to Coach and Coach shall be responsible for Coach's proportionate share of any such compromise, settlement, consent or judgment attributable to the Coach Business, the Coach Assets or the Coach Liabilities, including its proportionate share of the costs and expenses associated with defending same. Notwithstanding the foregoing, Sara Lee shall have exclusive authority and control over the investigation, prosecution, defense and appeal of the Lemelson Litigation and hereby indemnifies and holds harmless the Coach Indemnitees from and against, and shall reimburse such Coach Indemnitees with respect to, any and all Losses that any third party seeks to impose upon the Coach Indemnitees, or which are imposed upon the Coach Indemnitees, and that result from, relate to or arise, whether prior to or following the Separation Date, out of or in connection with the Lemelson Litigation, including any and all costs and expenses relating to the investigation, prosecution, defense and appeal of the Lemelson Litigation.

               (c) SUBSTITUTION. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the parties regarding indemnification and the management of the defense of claims as set forth in this Article I shall not be altered.

               (d) SUBROGATION. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee's Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

               (e) NOT APPLICABLE TO TAXES. This Agreement shall not apply to Taxes (which are solely covered by the Tax Sharing Agreement).

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        Section 1.8 SURVIVAL OF INDEMNITIES. Subject to Section 3.7, the
rights and obligations of the members of the Sara Lee Group and the Coach Group under this Article I shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities or the sale by any member of the Sara Lee Group or the Coach Group of the capital stock or other equity interests of any Subsidiary to any Person.



























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                                   ARTICLE II

                                INSURANCE MATTERS

        Section 2.1 COACH INSURANCE COVERAGE DURING THE INSURANCE TRANSITION PERIOD.

               (a) MAINTAIN COMPARABLE INSURANCE. As of the Separation Date, Sara Lee maintains insurance coverage under the Insurance Policies listed in
Schedule 2.1(a) hereto. Throughout the period beginning on the Separation Date and ending on the Distribution Date (the "Insurance Transition Period"), Sara Lee shall, subject to insurance market conditions and other factors beyond its control, maintain policies of insurance, including for the benefit of Coach or any of its Subsidiaries, directors, officers, employees or other covered parties (collectively, the "Coach Covered Parties") which are comparable to those maintained generally by Sara Lee; PROVIDED, HOWEVER, that if Sara Lee determines that (i) the amount or scope of such coverage will be reduced to a level materially inferior to the level of coverage in existence immediately prior to the Insurance Transition Period or (ii) the retention or deductible level applicable to such coverage, if any, will be increased to a level materially greater than the levels in existence immediately prior to the Insurance Transition Period (excluding the increases effective October , 2000 of which Coach is aware), each other than as a result of the Separation, Sara Lee shall give Coach notice of such determination as promptly as practicable. Upon notice of such determination, Coach shall be entitled to no less than 60 days to evaluate its options regarding continuance of coverage hereunder and may cancel its interest in all or any portion of such coverage as of any day within such 60 day period.

               (b) REIMBURSEMENT FOR PREMIUMS, DEDUCTIBLES AND RETENTION AMOUNTS. Coach shall promptly pay or reimburse Sara Lee, as the case may be, for premium expenses, deductibles or retention amounts and Coach Covered Parties shall promptly pay or reimburse Sara Lee for any costs and expenses which Sara Lee may incur in connection with the insurance coverages maintained pursuant to this Section 2.1, including but not limited to any subsequent premium adjustments.

        Section 2.2 COOPERATION; PAYMENT OF INSURANCE PROCEEDS TO COACH; AGREEMENT NOT TO RELEASE CARRIERS. Each of Sara Lee and Coach will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. Sara Lee, at the request of Coach, shall cooperate with and use commercially reasonable efforts to assist Coach in recovering Insurance Proceeds under Sara Lee Insurance Policies for claims relating to the Coach Business, the Coach Assets or the Coach Liabilities, whether such claims arise under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed before the Separation Date, on the Separation Date or during the Insurance Transition Period, and shall promptly pay any such recovered Insurance Proceeds to Coach. Neither Sara Lee nor Coach, nor any of their Subsidiaries, shall take any action which would intentionally jeopardize or otherwise interfere with either party's ability to collect any proceeds payable pursuant to any insurance policy. Except as otherwise contemplated by the Separation Agreement, this Agreement or any Ancillary Agreement, after the Separation Date, neither Sara Lee nor Coach shall (and each party shall ensure that no member of the such party's Group shall), without the consent of the other, provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the Sara Lee Group or the Coach Group thereunder. However, nothing in this Section 2.2 shall (A) preclude any member of the Sara Lee Group or the Coach Group from presenting any claim or from exhausting any policy limit, (B) require any member of the Sara Lee Group or the Coach Group to pay any premium or other amount or to incur any Liability, or (C) require any member of the Sara Lee Group or the Coach Group to renew, extend or continue any policy in force.

        Section 2.3 COACH INSURANCE COVERAGE AFTER THE INSURANCE TRANSITION PERIOD.

               (a) GENERALLY. From and after expiration of the Insurance Transition Period, Coach shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from Sara Lee's insurance programs. Notwithstanding the foregoing, Sara Lee, upon the request of Coach, shall use all commercially reasonable efforts to assist Coach in the transition to its own separate insurance programs from and after the Insurance Transition Period, and shall provide Coach with any information that is in the possession of Sara Lee and is reasonably available and necessary to either obtain insurance coverages for Coach or to assist Coach in preventing unintended self-insurance, in whatever form.

               (b) SARA LEE GUARANTEES. Coach agrees that from and after the expiration of the Insurance Transition Period and for so long as there is a Sara Lee

Guarantee obligation outstanding, Coach (i) will take all actions necessary and consistent with Sara Lee's current insurance practices, to purchase and maintain insurance coverage of substantially the same types and amounts so as to not reduce insurance coverage, if any, on any liability that is the subject of any Sara Lee Guarantee then in effect and (ii) provide that Sara Lee be a "named insured" under those liability policies of Coach which are solely controlled by Coach in respect of Liabilities that Sara Lee may incur as a result of any Sara Lee Guarantee obligation with respect to the Coach Business, the Coach Assets or the Coach Liabilities, at no premium cost to Sara Lee therefor, such that Sara Lee has rights to coverage thereunder no less than the rights conferred on any other insured to the extent of its interest therein. During the applicable period set forth in the first sentence of this Section 2.3(b), Coach will use all commercially reasonable efforts to ensure that all of Coach's liability policies to which the preceding sentence applies provide that Sara Lee will be given at least 60 days advance written notice by the insurer of any cancellation of such policies, a reduction in coverage thereunder, or any deletion of Sara Lee as a "named insured," and Coach shall not cancel any such policy or reduce the coverage available thereunder in any manner detrimental to Sara Lee, without Sara Lee's prior written consent, not to be unreasonably withheld. Sara Lee agrees to promptly release Coach from its obligations under this Section 2.3(b) following the date on which there are no Sara Lee Guarantee obligations outstanding.

        Section 2.4 RESPONSIBILITIES FOR DEDUCTIBLES AND/OR SELF-INSURED OBLIGATIONS. Coach will reimburse Sara Lee for all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, amounts for fronted policies, deductibles and retrospective premium adjustments and similar amounts not covered by Insurance Policies in connection with Coach Liabilities and Insured Coach Liabilities to the extent that Sara Lee is required to pay any such amounts.

        Section 2.5 PROCEDURES WITH RESPECT TO INSURED COACH LIABILITIES.

               (a) REIMBURSEMENT. Coach will reimburse Sara Lee for all amounts incurred to pursue insurance recoveries from Insurance Policies for Insured Coach Liabilities.

               (b) MANAGEMENT OF CLAIMS. The defense of claims, suits or actions giving rise to potential or actual Insured Coach Liabilities will be managed (in conjunction with Sara Lee's insurers, as appropriate) by the party that would have had responsibility for managing such claims, suits or actions had such Insured Coach Liabilities been Coach Liabilities.

        Section 2.6 INSUFFICIENT LIMITS OF LIABILITY FOR SARA LEE LIABILITIES AND COACH LIABILITIES.

               (a) INSUFFICIENT LIMITS OF LIABILITY. In the event that there are insufficient limits of liability available under Sara Lee's Insurance Policies in effect prior to the Distribution Date to cover the Liabilities of Sara Lee and/or Coach that would otherwise be covered by such Insurance Policies, then to the extent that other insurance is not available to Sara Lee and/or Coach for such Liabilities an adjustment will be made in accordance with the following procedures:

                      (i) To the extent the parties are able to specifically quantify and verify the actual Liabilities incurred by each party to the exclusion of the other party, such Liabilities shall be allocated to each party;

                      (ii) To the extent that the parties are unable to specifically quantify and verify any such Liabilities or any part of such Liabilities to each party (to the exclusion of the other party), each party will be allocated an amount equal to their Shared Percentage of the lesser of (A) the available limits of liability available under Sara Lee's Insurance Policies in effect prior to the Distribution Date net of uncollectible amounts attributable to insurer insolvencies, and
        (B) the proceeds received from Sara Lee's Insurance Policies if the Liabilities are the subject of disputed coverage claims and, following consultation with each other, Sara Lee and/or Coach agree to accept less than full policy limits from Sara Lee's and Coach's insurers (the "Coverage Amount").

                      (iii) A party who receives more than its share of the Coverage Amount (the "Overallocated Party") agrees to reimburse the other party (the "Underallocated Party") to the extent that the Liabilities of the Underallocated Party that would have been covered under such Insurance Policies is less than the Underallocated Party's share of the Coverage Amount.

                      (iv) This Section 2.6(a) shall terminate ten years following the Distribution Date.

               (b) ILLUSTRATIONS. The following illustrations are intended to provide guidance concerning how this Section 2.6 is intended to apply to claims implicating insurance policies issued prior to the Distribution Date.

                      (i) Illustration No.1. Ten separate claims are brought arising from ten separate "occurrences," each resulting in Coach Liability of $10 million. The self-insured retention is $10 million "per occurrence." Result: This Section 2.6 is inapplicable. Coach may pursue self-insurance, to the extent it is permitted to do so by law, subject to reimbursement of Sara Lee under Section 2.4 of this Agreement.

                      (ii) Illustration No. 2. Ten separate claims are brought arising from ten separate "occurrences," each resulting in a Coach Liability of $40 million, for a total of $400 million. Fifteen separate claims are brought arising from fifteen separate "occurrences," each resulting in a Sara Lee Liability of $40 million, for a total of $600 million. The limits of liability in the Insurance Policies applicable to the claims is $200 million. The self-insured retention is $10 million "per occurrence," leaving a remaining liability (after the payment of self-insured retentions) of $30 million "per occurrence," or $300 million in the aggregate for Coach and $450 million in the aggregate for Sara Lee. The Coach Liabilities are incurred prior to the Sara Lee Liabilities, and paid for by Sara Lee's Insurance Policies in effect prior to the Distribution Date, which are exhausted by these payments. This leaves Coach with an additional liability of $100 million (plus its self-insured retentions of $100 million). Result: The $200 million from the Insurance Policies is split 95/5: $190 million is allocated to Sara Lee and $10 million is allocated to Coach. Coach should pay Sara Lee $190 million, Sara Lee's share of the Coverage Amount.

                      (iii) Illustration No. 3. Same as Illustration No. 2, except that Sara Lee's claims ($200 million) were paid for by Sara Lee's Insurance Policies in effect prior to the Distribution Date, which are exhausted by these payments. This leaves Coach with a liability of $300 million (plus its self-insured retentions of $100 million). Sara Lee should pay Coach $10 million.

        Section 2.7 COOPERATION. Sara Lee and Coach will cooperate with each other in all respects, and they shall execute any additional documents which are reasonably necessary, to effectuate the provisions of this Article II.

        Section 2.8 NO ASSIGNMENT OR WAIVER. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Sara Lee Group in respect of any Insurance Policy or any other contract or policy of insurance.

        Section 2.9 NO LIABILITY. Coach does hereby, for itself and as agent for each other member of the Coach Group, agree that no member of the Sara Lee Group or any Sara Lee Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Sara Lee and its Subsidiaries as in effect at any time prior to the end of the Insurance Transition Period, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

        Section 2.10 ADDITIONAL OR ALTERNATE INSURANCE. Notwithstanding any provision of this Agreement, during the Insurance Transition Period Sara Lee and Coach shall work together to evaluate insurance options and secure additional or alternate insurance for Coach and/or Sara Lee if desired by and cost effective for Coach and Sara Lee. Nothing in this Agreement shall be deemed to restrict any member of the Coach Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

        Section 2.11 FURTHER AGREEMENTS. The parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertake pursuant to the Separation Agreement, this Agreement or any Ancillary Agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation, the parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in the Separation Agreement, this Agreement and any Ancillary Agreement.

        Section 2.12 MATTERS GOVERNED BY EMPLOYEE MATTERS AGREEMENT. This
Article II shall not apply to any insurance policies that are the subject of the Employee Matters Agreement.

                                   ARTICLE III

                                  MISCELLANEOUS

        Section 3.1 ENTIRE AGREEMENT. This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

        Section 3.2 GOVERNING LAW AND JURISDICTION. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of Illinois, excluding its conflict of law rules. The parties agree that the Circuit Court of Cook County, Illinois and/or the United States District Court for the Northern District of Illinois shall have exclusive jurisdiction over all actions between the parties for preliminary relief in aid of arbitration pursuant to Section 3.4 herein, and non exclusive jurisdiction over any action for enforcement of an arbitral award.

        Section 3.3 TERMINATION. This Agreement, the Separation Agreement and all Ancillary Agreements may be terminated at any time prior to the IPO Closing Date by and in the sole discretion of Sara Lee without the approval of Coach and, if so terminated, all transactions taken in connection therewith shall be void. This Agreement may be terminated at any time after the IPO Closing Date and before the Distribution Date by mutual consent of Sara Lee and Coach. In the event of termination pursuant to this Section 3.3, no party shall have any liability of any kind to the other party.

        Section 3.4 DISPUTE RESOLUTION.

               (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements or the breach, termination or validity thereof ("Dispute") which arises between the parties shall first be negotiated between appropriate senior executives of each party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within 10 days of receipt by a party of notice of a dispute, which date of receipt shall be referred to herein as the "Dispute Resolution Commencement Date." Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the parties. If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, then, on the request of any party, the Dispute will be mediated by a mediator appointed pursuant to the mediation rules of the American Arbitration Association ("AAA"). Both parties will share the administrative costs of the mediation and the mediator's fees and expenses equally, and each party shall bear all of its other costs and expenses related to the mediation, including but not limited to attorney's fees, witness fees, and travel expenses. The mediation shall take place in Cook County Illinois or in whatever alternative forum on which the parties may agree.

               (b) Any Dispute which the parties cannot resolve through mediation within forty-five days of the appointment of the mediator, shall at the request of any party be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the AAA in Cook County, Illinois. There shall be three (3) neutral arbitrators of whom Sara Lee shall appoint one and Coach shall appoint one within 30 days of the receipt by the respondent of the demand for arbitration. The two arbitrators so appointed shall select the chair of the arbitral tribunal within 30 days of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA by using a list striking and ranking procedure in accordance with the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience and an experienced arbitrator. The prevailing party in such arbitration shall be entitled to be awarded its expenses, including its share of administrative and arbitrator fees and expenses and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrators shall be final and binding on the parties and may be enforced in any court of competent jurisdiction.

               (c) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the juris diction of a court, the arbitral tribunal shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a court, to issue an award for temporary or permanent injunctive relief (including specific performance) and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

        Section 3.5 NOTICES. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses or facsimile numbers:

if to Sara Lee :

                      Sara Lee Corporation
                      Three First National Plaza
                      70 West Madison
                      Chicago, Illinois  60602-4260
                      Attention: General Counsel
                      Facsimile No.:  (312) 345-5706

if to Coach:

                      Coach, Inc.
                      516 West 34th Street
                      New York, New York  10001
                      Attention:  General Counsel
                      Facsimile No.:  (212) 629-2398

or to such other address or facsimile number as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

        Section 3.6 PARTIES IN INTEREST. This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, shall be binding upon Sara Lee, Sara Lee's Subsidiaries, Coach and Coach's Subsidiaries and inure solely to the benefit of the Coach Indemnitees and the Sara Lee Indemnitees and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 3.7 OTHER AGREEMENTS EVIDENCING INDEMNIFICATION OBLIGATIONS. Sara Lee hereby agrees to execute, for the benefit of any Coach Indemnitee, such documents as may be reasonably requested by such Coach Indemnitee, evidencing Sara Lee's agreement that the indemnification obligations of Sara Lee set forth in this Agreement inure to the benefit of and are enforceable by such Coach Indemnitee.

Coach hereby agrees to execute, for the benefit of any Sara Lee Indemnitee, such documents as may be reasonably requested by such Sara Lee Indemnitee, evidencing Coach's agreement that the indemnification obligations of Coach set forth in this Agreement inure to the benefit of and are enforceable by such Sara Lee Indemnitee.

        Section 3.8 COUNTERPARTS. This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

        Section 3.9 ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the Sara Lee Group and each member of the Coach Group. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party may assign this Agreement to a successor entity in conjunction with such party's reincorporation.

        Section 3.10 SEVERABILITY. If any term or other provision of this Agreement or the Schedules or Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

        Section 3.11 FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

        Section 3.12 AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

        Section 3.13 AUTHORITY. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

        Section 3.14 INTERPRETATION. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table or contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

                                   ARTICLE IV

                                   DEFINITIONS

        Section 4.1 AAA. "AAA" has the meaning set forth in Section 3.4(a) of this Agreement.

        Section 4.2 ACTION. "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal, other than any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation relating to Taxes.

        Section 4.3 AFFILIATED COMPANY. "Affiliated Company" of any Person means any entity that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

        Section 4.4 ANCILLARY AGREEMENTS. "Ancillary Agreements" has the meaning set forth in the Separation Agreement.

        Section 4.5 ASSETS. "Assets" has the meaning set forth in the Assignment Agreement.

        Section 4.6 ASSIGNMENT AGREEMENT. "Assignment Agreement" means the General Assignment and Assumption Agreement attached as Exhibit C to the Separation Agreement.

        Section 4.7 COACH AFFILIATE. "Coach Affiliate" means any corporation or other entity directly or indirectly controlled by Coach.

        Section 4.8 COACH ASSETS. "Coach Assets" has the meaning set forth in the Assignment Agreement.

        Section 4.9 COACH BUSINESS. "Coach Business" means the business and operations of Coach, as described in the IPO Registration Statement and except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Coach Business as then conducted.

        Section 4.10 COACH COVERED PARTIES. "Coach Covered Parties" has the meaning set forth in Section 2.1(a) of this Agreement.

        Section 4.11 COACH FACILITIES. "Coach Facilities" means all of those interests in real estate to be transferred to Coach on or after the Separation Date as set forth on Schedule 1 to the Real Estate Matters Agreement.

        Section 4.12 COACH GROUP. "Coach Group" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Coach will be the common parent corporation immediately after the Distribution, and any corporation or other entity which may become a member of such group from time to time.

        Section 4.13 COACH INDEMNITEES. "Coach Indemnitees" means Coach, each member of the Coach Group and each of their respective directors, officers and employees.

        Section 4.14 COACH LIABILITIES. "Coach Liabilities" has the meaning set forth in the Assignment Agreement.

        Section 4.15 CONTRACT. "Contract" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

        Section 4.16 DISPUTE. "Dispute" has the meaning set forth in Section 3.4(a) of this Agreement.

        Section 4.17 DISPUTE RESOLUTION COMMENCEMENT DATE. "Dispute Resolution Commencement Date" has the meaning set forth in Section 3.4(a) of this Agreement.

        Section 4.18 DISTRIBUTION. A "Distribution" means the divestiture by Sara Lee of all or a significant portion of the shares of capital stock of Coach owned by Sara Lee, which divestiture may be effected by Sara Lee as a dividend, an exchange with existing Sara Lee stockholders for shares of Sara Lee capital stock, a spin-off or otherwise, as a result of which Sara Lee is no longer required to consolidate Coach's results of operations and financial position (determined in accordance with generally accepted accounting principles consistently applied).

        Section 4.19 DISTRIBUTION DATE. "Distribution Date" means the date on which a Distribution is consummated.

        Section 4.20 EMPLOYEE MATTERS AGREEMENT. "Employee Matters Agreement" means the Employee Matters Agreement attached as Exhibit E to the Separation Agreement.

        Section 4.21 ENVIRONMENTAL ACTIONS. "Environmental Actions" means any notice or disclosure to or any, claim, act, cause of action, order, decree or investigation by any third party (including, without limitation, any Governmental Authority) alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, damage to flora or fauna caused by Environmental Conditions, real property damages, personal injuries or penalties) arising out of, based on or resulting from the

Release of or exposure of any individual to any Hazardous Materials or any violation of Environmental Laws.

        Section 4.22 ENVIRONMENTAL CONDITIONS. "Environmental Conditions" means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at a level which exceeds any applicable standard or threshold under any Environmental Law or otherwise requires investigation or remediation (including, without limitation, investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.

        Section 4.23 ENVIRONMENTAL LAWS. "Environmental Laws" means all laws and regulations of any Governmental Authority with jurisdiction that relate to the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including laws, regulations, ordinances, permits, licenses or any other binding legal obligation in effect now or in the future relating to the Release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a Release of Hazardous Materials.

        Section 4.24 FINAL DETERMINATION. "Final Determination" has the meaning set forth in the Tax Sharing Agreement.

        Section 4.25 GOVERNMENTAL AUTHORITY. "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

        Section 4.26 HAZARDOUS MATERIALS. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, petroleum and petroleum products or any fraction thereof, including, without limitation, such substances referred to by such terms as defined in any Environmental Laws.

        Section 4.27 INDEMNIFYING PARTY. "Indemnifying Party" means any party which may be obligated to provide indemnification to an Indemnitee pursuant to Sections 1.2, 1.3 or 1.4 hereof or any other section of the Separation Agreement or any Ancillary Agreement.

        Section 4.28 INDEMNITEE. "Indemnitee" means any party which may be entitled to indemnification from an Indemnifying Party pursuant to Sections 1.2, 1.3 or 1.4 hereof or any other section of the Separation Agreement or any Ancillary Agreement.

        Section 4.29 INSURANCE POLICIES. "Insurance Policies" means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

        Section 4.30 INSURANCE PROCEEDS. "Insurance Proceeds" means those monies:

               (a)    received by an insured from an insurance carrier; or

               (b)    paid by an insurance carrier on behalf of the insured;

               (c)    from Insurance Policies.

        Section 4.31 INSURANCE TRANSITION PERIOD. "Insurance Transition Period" has the meaning set forth in Section 2.1(a) of this Agreement.

        Section 4.32 INSURED COACH LIABILITY. "Insured Coach Liability" means any Coach Liability to the extent that (i) it is covered under the terms of Sara Lee's Insurance Policies in effect prior to the end of the Insurance Transition Period, and (ii) Coach is not a named insured under, or otherwise entitled to the benefits of, such Insurance Policies.

        Section 4.33 IPO. "IPO" means Coach's initial public offering of common stock.

        Section 4.34 IPO CLOSING DATE. "IPO Closing Date" has the meaning set forth in the Separation Agreement.

        Section 4.35 IPO LIABILITIES. "IPO Liabilities" means any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the IPO Registration Statement or any preliminary, final or supplemental prospectus forming a part of a IPO Registration Statement.

        Section 4.36 IPO REGISTRATION STATEMENT. "IPO Registration Statement" means the registration statement on Form S-1 pursuant to the Securities Act to be filed with the SEC registering the shares of common stock of Coach to be issued in the IPO, together with all amendments thereto.

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        Section 4.37 LEMELSON LITIGATION. "Lemelson Litigation" means
Lemelson Medical, Research & Education Foundation Limited Partnership v. Sara Lee Corporation.

        Section 4.38 LIABILITIES. "Liabilities" means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

        Section 4.39 LOSS AND LOSSES. "Loss and Losses" mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct and consequential damages, but excluding punitive damages (other than punitive damages awarded to any third party against an indemnified party).

        Section 4.40 PERSON. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        Section 4.41 RELEASE. "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.

        Section 4.42 SARA LEE AFFILIATE. "Sara Lee Affiliate" means any corporation or other entity directly or indirectly Controlled by Sara Lee, but excluding Coach and any Coach Affiliate.

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        Section 4.43 SARA LEE BUSINESS. "Sara Lee Business" means any business of Sara Lee other than the Coach Business.

        Section 4.44 SARA LEE FACILITIES. "Sara Lee Facilities" means all of the real property and improvements thereon owned or occupied at any time on or before the Separation Date by any member of the Sara Lee Group, whether for the Sara Lee Business or the Coach Business, excluding the Coach Facilities.

        Section 4.45 SARA LEE GROUP. "Sara Lee Group" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Sara Lee is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Coach Group.

        Section 4.46 SARA LEE GUARANTEE. "Sara Lee Guarantee" means any loan, financing, lease, contract or other obligation in existence as of the Separation Date pertaining to the Coach Business, Coach Assets or Coach Liabilities for which Sara Lee is or may be liable, as guarantor, original tenant, primary obligor or otherwise.

        Section 4.47 SARA LEE INDEMNITEES. "Sara Lee Indemnitees" means Sara Lee, each member of the Sara Lee Group and each of their respective directors, officers and employees.

        Section 4.48 SARA LEE PORTIONS. "Sara Lee Portions" means all information set forth in, or incorporated by reference into, the IPO Registration Statement, to the extent such information relates exclusively to
(a) Sara Lee and the Sara Lee Group, (b) the Sara Lee Business, (c) Sara Lee's intentions with respect to the Distribution or (d) the terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution.

        Section 4.49 SECURITIES ACT. "Securities Act" means the Securities Act of 1933, as amended.

        Section 4.50 SEPARATION. "Separation" has the meaning set forth in the Separation Agreement.

        Section 4.51 SEPARATION AGREEMENT. "Separation Agreement" has the meaning set forth in the preamble of this Agreement.

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        Section 4.52 SEPARATION DATE. "Separation Date" means the effective date and time of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Separation, which shall be 12:01 a.m., Central Time, the date two days prior to the date the IPO Registration Statement is declared effective, or such date as may be fixed by the Board of Directors of Sara Lee.

        Section 4.53 SHARED COACH PERCENTAGE. "Shared Coach Percentage" means
5%.

        Section 4.54 SHARED PERCENTAGE. "Shared Percentage" means the Shared Coach Percentage or the Shared Sara Lee Percentage, as the case may be.

        Section 4.55 SHARED SARA LEE PERCENTAGE. "Shared Sara Lee Percentage" means 95%.

        Section 4.56 SUBSIDIARY. "Subsidiary" of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

        Section 4.57 TAX SHARING AGREEMENT. "Tax Sharing Agreement" means the Tax Sharing Agreement, attached as Exhibit E to the Separation Agreement.

        Section 4.58 TAX AND TAXES. "Tax and Taxes" have the meaning set forth in the Tax Sharing Agreement.

        Section 4.59 THIRD PARTY CLAIM. "Third Party Claim" has the meaning set forth in Section 1.6(a) of this Agreement.


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               IN WITNESS WHEREOF, each of the parties has caused this
Indemnification and Insurance Matters Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

                                            SARA LEE CORPORATION

                                            By:
                                               -----------------------------
                                               Name:
                                               Title:

                                            COACH, INC.

                                            By:
                                               -----------------------------
                                               Name:
                                               Title:

                                 Schedule 2.1(a)

                               Insurance Policies